Exhibit 4.4

THE OPTION EVIDENCED OR CONSTITUTED HEREBY, AND ALL COMMON SHARES ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SEC RULE 144.

OPTION TO PURCHASE COMMON STOCK
OF
ATHERONOVA INC.

May 13, 2010

THIS CERTIFIES THAT, for services received by AtheroNova Inc., a Delaware corporation (the “Company”), Mark Selawski (the “Holder”) is entitled, subject to the terms, conditions and vesting requirements of this Option, before the Termination Date, to purchase from the Company up to five hundred forty-nine thousand four hundred ninety eight (549,498) shares of Common Stock of the Company (the “Option Shares”), exercisable at the Purchase Price.  Both the number of Option Shares purchasable upon exercise of this Option and the Purchase Price are subject to adjustment and change as provided herein.

1. CERTAIN DEFINITIONS.  As used in this Option the following terms shall have the following respective meanings:

1.1 “Acquisition” means (a) a reorganization, merger or consolidation as a result of which the Company is not the surviving entity or as a result of which the outstanding Shares are changed into or exchanged for cash, property or securities not of the Company's issue, or a combination thereof, except for a merger or consolidation with a wholly-owned subsidiary of the Company or a transaction effected primarily to change the state of the Company's incorporation, or (b) a sale or exchange, or series of related sales or exchanges, by the Company of all or substantially all of its assets, or by one or more of the Company’s subsidiaries of all or substantially all of the consolidated assets of the Company and its subsidiaries, to a buyer, its Affiliates and/or any other parties acting in concert with such buyer, or (c) the acquisition in a single transaction (include without limitation a merger, sale or exchange), or series of related transactions, of outstanding Shares representing more than 80% in voting power of the then outstanding Shares (assuming full conversion of all then convertible securities of the Company and full cashless exercises of all warrants or options which can then be exercised by cashless exercises) by a buyer, its Affiliates and/or any other parties acting in concert with such buyer, provided that in each such case the Holder is given the opportunity to sell or exchange his Option Shares in such transaction(s) on the same basis as other holders of Shares.

1.2 “Affiliate” of an entity means another entity which is controlled by or is under common control with that entity or a person or other entity which control that entity.

1.3 “Alternate Consideration” means the cash, securities and/or other property into which a Share is converted, or for which a Share is exchanged, pursuant to a Substitute Transaction.

1.4 “Assumption” of this Option means that provision is made in writing, in connection with a merger or consolidation of the Company into another entity, or the sale or transfer of all or substantially all the assets of the Company, for the assumption of this Option by, or the substitution for this Option of an option covering common shares of, the surviving or acquiring entity, or its parent or subsidiary, with any applicable vesting provisions under Sections 2.1-2.2 or the provisions of Section 1.5 then relating to the employment of the Holder by such surviving or acquiring entity (together with its parent and subsidiaries) with appropriate adjustments as to the number and kind of shares and exercise price so that, as determined by the Company’s board of directors in the good faith exercise of its reasonable business judgment, the excess of the aggregate Fair Market Value of the shares subject to this Option or the substitute option immediately after the assumption or substitution over the aggregate option price of such shares is approximately equal to or greater than the aggregate Fair Market Value of all Option Shares purchasable upon exercise of this Option immediately before such assumption or substitution over the aggregate Purchase Price of such Option Shares.

1.5 “Covered Employment Termination” means termination of the Holder’s employment with the Company (together with its parent and subsidiaries) due to any of:  (a) the Holder’s death; (b) the Holder’s permanent disability; (c) termination for cause by the Company (meaning (i) an act by the Holder resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company or any of its Affiliates, or (ii) the Holder’s willful engagement in misconduct that results in material injury to the Company or any of its Affiliates, or (iii) the Holder’s willful and continued failure substantially to perform his duties to the Company or any of its Affiliates after a written demand for substantial performance is delivered to the Holder by the Company’s chief executive officer, or by the Company's board of directors if the Holder is the chief executive officer, which specifically identifies the manner in which it is believed that the Holder has not substantially performed his duties); or (d) the Holder’s voluntary termination of his employment by the Company (together with its parent and subsidiaries), other than such a voluntary termination following within 60 days after the material reduction by the Company of the Holder’s compensation, duties, position or status with the Company and its Affiliates.

1.6 “Effective Date” means March 13, 2010.

1.7 “Fair Market Value” of a share as of a particular date means:

(a) If traded on a securities exchange (including, without limitation, the New York Stock Exchange or American Stock Exchange) or The NASDAQ Stock Market (including, without limitation, The NASDAQ National Market or The NASDAQ Capital Market), the Fair Market Value shall be deemed to be the average of the closing prices of such  shares on such exchange or market over the five (5) trading days ending immediately prior to the applicable date of valuation;

(b) If actively traded on the Pink Sheets, Over-The-Counter Bulletin Board, or other over-the-counter market, the Fair Market Value shall be deemed to be the average of the closing bid prices for such shares over the thirty (30)-day period ending immediately prior to the applicable date of valuation; and

(c) If there is no active public market, the Fair Market Value shall be the value of such share determined by the Company’s board of directors in the good faith exercise of its reasonable business judgment.

1.8 “Option” as used herein, shall include this Option and any Option delivered in substitution or exchange therefor as provided herein.

1.9 “Purchase Price” means Twenty Two Point Three Cents ($.223) per Option Share.

1.10 “Registered Holder” means any holder in whose name this Option is registered upon the books and records maintained by the Company.

1.11 “Shares” means those Shares of Common Stock held by shareholders of the Company.

1.12 “Substitution Transaction” means, except for an event or transaction which is covered by Section 4.1, 4.2 or 4.3, any reorganization, reclassification or compulsory exchange of all the Shares, or any reorganization, merger or consolidation of the Company with or into another entity, or the sale or transfer (outside the ordinary course of business) of all or a substantial portion the assets of the Company, pursuant to which the outstanding Shares are converted into or exchanged for Alternate Consideration.

1.13 “Termination Acquisition” means an Acquisition as a result of which the beneficial owners (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “1934 Act”)) of the Company’s outstanding Shares immediately prior to such Acquisition are not, by themselves or together with other members of a group (within the meaning of Section 13(d)(3) of the 1934 Act) the beneficial owners of more than 50% of the outstanding common shares of the surviving entity in the reorganization, merger or consolidation or its parent, the entity acquiring the assets or its parent, or the Company where the Acquisition is of its outstanding Shares, as the case may be.

1.14 “Termination Date” means the earlier of (a) 5:00 p.m. Pacific Time on January 7, 2017 or (b) the date this Option terminates under Section 4.2.

2. EXERCISE OF OPTION.

2.1 Vesting.  Subject to Section 2.2 and compliance with the terms and conditions of this Option, this Option may be exercised only:  (a) with respect to 137,375 Option Shares if the Holder’s employment by the Company (together with its parent and subsidiaries) is not terminated by a Covered Employment Termination before January 6, 2011; and (b) with respect to an additional 2.0833% of the Option Shares (rounded to the nearest whole number of Shares and appropriately adjusted in connection with any adjustments under Section 4) for each full monthly period (through the 6th day of the month) after January 6, 2011 during which the Holder’s employment by the Company (together with its parent and subsidiaries) is not terminated by a Covered Employee Termination.  This Option shall only be exercisable after the Holder ceases to be an employee of the Company (together with its parent and subsidiaries) due to a Covered Employee Termination, for the portion of the Option Shares that could be purchased on the termination date.

2.2 Acceleration of Vesting.  Notwithstanding any other provisions hereof, at any time before the Holder’s employment by the Company (together with its parent and subsidiaries) is terminated by a Covered Employment Termination, this Option shall accelerate so that the Holder shall thereafter have the right, at all times until the Termination Date, to exercise the unexercised portions of this Option, including the portions thereof which would, but for this paragraph, not yet be exercisable under Section 2.1, (a) if there is an acceleration under Section 4.2 or (b) the termination of the Holder’s employment with the Company (together with its parent and subsidiaries) other than by a Covered Employment Termination.

2.3 Payment.  Subject to Sections 2.1 and 2.2 and compliance with the terms and conditions of this Option and applicable securities laws, this Option may be exercised, in whole or in part at any time or from time to time before the Termination Date, by the delivery (including, without limitation, delivery by facsimile) of the form of Notice of Exercise attached hereto as Exhibit A (the “Notice of Exercise”), duly executed by the Holder, at the principal office of the Company, and as soon as practicable after such date, surrendering:

(a) this Option at the principal office of the Company, and

(b) payment, (i) in cash (by check) or by wire transfer, (ii) by cancellation by the Holder of indebtedness of the Company to Holder; or (iii) by a combination of (i) and (ii), of an amount equal to the product obtained by multiplying the number of Shares being purchased upon such exercise by the then effective Purchase Price (the “Exercise Amount”).

2.4 Net Issue Exercise. In lieu of the payment methods set forth in Section 2.4(b) above, the Holder may elect to exchange all or some of this Option for Shares equal to the value of the amount of this Option being exchanged on the date of exchange.  If Holder elects to exchange this Option as provided in this Section 2.4, Holder shall tender to the Company this Option for the amount being exchanged, along with written notice of Holder’s election to exchange some or all of this Option, and the Company shall issue to Holder the number of Shares computed using the following formula:

X =	Y (A-B)
A

Where: X =	the number of Shares to be issued to Holder.
Y =	the number of Shares purchasable under the amount of the Option being exchanged (as adjusted to the date of such calculation).

A =	the Fair Market Value of one Share.
B =	Purchase Price (as adjusted to the date of such calculation).
2.5 “Easy Sale” Exercise.  In lieu of the payment methods set forth in Section 2.4(b) above, when permitted by law and applicable regulations (including Nasdaq and FINRA rules), the Holder may pay the Purchase Price through a “same day sale” commitment from Holder (and if applicable a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”)), whereby the Holder irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay the Purchase Price and the Holder (or, if applicable, the FINRA Dealer) commits upon sale (or, in the case of the FINRA Dealer, upon receipt) of such Shares to forward the Purchase Price directly to the Company.

2.6 Certificates; Fractional Shares.  As soon as practicable on or after the date of any exercise of this Option, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole Shares issuable upon such exercise, together with cash in lieu of any fraction of a Share equal to such fraction of the current Fair Market Value of one whole Share as of such date of exercise.  No fractional Shares or scrip representing fractional Shares shall be issued upon an exercise of this Option.

2.7 Partial Exercise; Effective Date of Exercise.  In case of any partial exercise of this Option, the Company shall cancel this Option upon surrender hereof and shall execute and deliver a new Option of like tenor and date for the balance of the Shares purchasable hereunder.  This Option shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above.  The person entitled to receive the Shares issuable upon exercise of this Option shall be treated for all purposes as the holder of record of such Shares as of the close of business on the date the Holder is deemed to have exercised this Option.

3. VALID ISSUANCE; TAXES.  All Shares issued upon the exercise of this Option shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof.  The Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for Shares in any name other than that of the Registered Holder of this Option, and in such case the Company shall not be required to issue or deliver any certificate or security until such tax or other charge has been paid, or it has been established to the Company’s reasonable satisfaction that no tax or other charge is due.

4. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES.  The Shares issuable upon exercise of this Option and the Purchase Price are subject to adjustment as follows:

4.1 Adjustment for Stock Dividends or Splits, Subdivisions or Combinations of Shares.  In case the Company shall (a) pay a stock dividend on the Shares in additional Shares, (b) subdivide or reclassify its outstanding Shares into a greater number of Shares, or (c) combine or reclassify its outstanding Shares into a smaller number of Shares, or (d) effect a similar change in the number of outstanding Shares, the Purchase Price and the number of Shares purchasable upon further exercises of this Option shall be proportionately adjusted so that, by thereafter exercising this Option, the Holder shall be entitled to receive the same number of Shares which, if this Option had been exercised immediately prior to such event, it would have received upon such exercise immediately followed by such event.  For example, if there should be a 2-for-1 stock split of the Shares, the exercise price shall be divided by two and the number of Shares purchasable upon further exercises of this Option shall be doubled.  Such an adjustment shall be made successively whenever any such event shall occur.

4.2 Acceleration and Termination If There Is a Dissolution or Termination Acquisition.  Upon the dissolution and liquidation of the Company, or upon the closing of a Termination Acquisition, this Option shall terminate, unless in connection with such Termination Acquisition there is an Assumption of this Option.  If this Option shall terminate pursuant to the foregoing sentence, the Holder shall have the right, at a time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of this Option, including the portions thereof which would, but for this paragraph, not yet be exercisable.

4.3 Merger with Subsidiary of Z&Z Medical Holdings, Inc.  If, as currently proposed, the Company is merged with a subsidiary of Z&Z Medical Holdings, Inc., a Delaware corporation (“Z&Z”), pursuant to which the outstanding Shares are exchanged for outstanding shares of Z&Z common stock, then this Option shall be assumed by Z&Z, or replaced by a Z&Z option having substantially identical terms (with Z&Z as “the Company”), provided that:  (a) the Option Shares shall then initially be the number and type of shares of Z&Z “Super-Voting Common Stock” that would be received in the merger in exchange for 245,000 outstanding Shares and the Purchase Price per Option Share shall be appropriately adjusted for the exchange ratio of that exchange; and (b), at such time as the Certificate of Incorporation of Z&Z is amended to effect a reverse stock split and, if approved by the Z&Z board of directors, change the number of authorized shares of Z&Z common stock, then each Option Share of Super-Voting Common Stock shall be changed to equal the number of shares of Z&Z common stock into which that Option Share, if then outstanding, would be convertible immediately following the effectiveness of that reverse stock split and there shall be a corresponding appropriate change in the Purchase Price per share.

4.4 Adjustment for Substitution Transaction.  If there is any Substitution Transaction, then, and in each such case, as a part of the Substitution Transaction lawful provision shall be made by the Company so that either (a) there shall be an Assumption of this Option or (b) the Holder of this Option shall thereafter be entitled to receive upon exercise of this Option, during its exercise period and upon payment of the Purchase Price then in effect, for each Option Share that such Holder would otherwise have received upon such exercise, the Alternate Consideration that a holder of one Option Share deliverable upon exercise of this Option would have been entitled to receive in such Substitution Transaction if this Option had been exercised to acquire such Option Share immediately before such Substitution Transaction, all subject to further adjustments as provided in this Section 4.  The Company shall cause the terms of any agreement pursuant to which a Substitution Transaction is effected to include terms requiring any such successor, surviving or acquiring entity, as appropriate, to comply with the provisions of this paragraph.

4.5 Successive Adjustments.  The foregoing provisions of this Section 4 shall similarly apply to successive Substitution Transactions and/or other transactions or events covered by this Section 4 and to any securities other than Shares, whether of the Company or any other entity, that are at the time receivable upon the exercise of this Option.  In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Option with respect to the rights and interests of the Holder after any such transaction, to the end that the provisions of this Option shall be applicable after that event, as near as reasonably may be, in relation to any Shares or other property deliverable after that event upon exercise of this Option.

5. CERTIFICATE AS TO ADJUSTMENTS.  In each case of any adjustment in the Purchase Price, or number or type of Shares issuable upon exercise of this Option, the Chief Financial Officer or Controller of the Company shall compute such adjustment in accordance with the terms of this Option and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Purchase Price.  The Company shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

6. LOSS OR MUTILATION.  Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Option, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Option, the Company will execute and deliver in lieu thereof a new Option of like tenor as the lost, stolen, destroyed or mutilated Option.

7. RESERVATION OF SHARES.  The Company hereby covenants that at all times there shall be reserved for issuance and delivery upon exercise of this Option such number of Shares of the Company as are from time to time issuable upon exercise of this Option and, from time to time, will take all steps necessary to amend its Certificate of Incorporation to provide sufficient reserves of Shares issuable upon exercise of this Option.  All such Shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws and as otherwise set forth in any shareholders agreement that covers such Shares. Issuance of this Option shall constitute full authority to the Company’s officers who are charged with the duty of executing ownership certificates to execute and issue the necessary certificates for Shares upon the exercise of this Option.

8. TRANSFER OF OPTION ONLY AFTER DEATH OF HOLDER.  This Option may not be transferred by the Holder before his death.  Only following the death of the Holder, subject to the terms and conditions of this Option and compliance with all applicable securities laws, this Option and all rights hereunder may be transferred to a transferee, in whole or in part, on the books of the Company maintained for such purpose at the principal office of the Company referred to above, by the Registered Holder hereof in person, or by duly authorized attorney, upon surrender of this Option properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer.  If the Holder shall die, the executor, administrator or personal representative of his or her estate, or another person to whom rights to exercise this Option shall pass under his or her will, the laws of descent and distribution or an applicable trust, may exercise this Option, to the extent it is otherwise exercisable under the terms of this Option.  Upon any permitted partial transfer, the Company will issue and deliver to the Registered Holder a new Option or Options with respect to the Shares not so transferred.  Each taker and holder of this Option, by taking or holding the same, consents and agrees that when this Option shall have been so endorsed, the person in possession of this Option may be treated by the Company, and all other persons dealing with this Option, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; provided, however that until a transfer of this Option is duly registered on the books of the Company, the Company may treat the Registered Holder hereof as the owner for all purposes.

9. SECURITIES LAWS RESTRICTIONS ON TRANSFER.  The Holder, by acceptance hereof, agrees that, absent an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) covering the disposition or sale of this Option or the Shares issued or issuable upon exercise hereof, as the case may be, and registration or qualification under applicable state securities laws, such Holder will not sell, transfer, pledge, or hypothecate any or all of this Option or such Shares, as the case may be, unless either (A)(i) the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such disposition or (ii) the sale of such securities is made pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), and (B) the transfer is not being made to a party that the Company’s Board of Directors reasonably determine to be a competitor of the Company.

10. COMPLIANCE WITH SECURITIES LAWS.  By acceptance of this Option, the Holder hereby represents, warrants and covenants that any Shares purchased upon exercise of this Option shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; that the Holder has had such opportunity as such Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of his investment in the Company; that the Holder is able to bear the economic risk of holding such Shares as may be acquired pursuant to the exercise of this Option for an indefinite period; that the Holder understands that the Shares acquired pursuant to the exercise of this Option will not be registered under the Securities Act and will be “restricted securities” within the meaning of Rule 144 and that the exemption from registration under Rule 144 will not be available for the holding period required by Rule 144, subject to any special treatment by the SEC for exercise of this Option pursuant to Section 2.2, and even then will not be available unless a public market then exists for the Shares, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and that all certificates representing Shares issued to the Holder upon exercise of this Option or upon conversion of such Shares may have affixed thereto a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

11. NO RIGHTS OR LIABILITIES AS SHAREHOLDER.  This Option shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.  In the absence of affirmative action by such Holder to purchase Shares by exercise of this Option, no provisions of this Option, and no enumeration herein of the rights or privileges of the Holder hereof shall cause such Holder hereof to be a shareholder of the Company for any purpose.

12. NOTICES.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received if sent by facsimile at the fax number set forth below; (c) when received if sent by e-mail at the e-mail address set forth below; and (d) when delivered, addressed to the other party, at its or his delivery address set forth below.

To Holder:	To the Company:
Mark Selawski	AtheroNova Inc.
25521 Creek Dr.	2301 Dupont Drive, Suite 525
Laguna Hills, CA 92653	Irvine, CA 92612
Attn: President
Fax Number: (949) 525-5471	Fax Number: (949) 476-1122
E-mail Address: mselawski@gmail.com	E-mail Address:rsocha@atheronova.com

Each person making a communication hereunder by facsimile or e-mail shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it or him by facsimile or e-mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the address or number given above, or designate additional addresses or numbers, for purposes of this Section 12 by giving the other party written notice of the new address or number in the manner set forth above.

13. HEADINGS.  The headings in this Option are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

14. LAW GOVERNING.  This Option shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without regard to conflict of law principles of such state.

15. NO IMPAIRMENT.  The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Option against impairment.  Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Shares upon exercise of this Option.

16. NOTICES OF RECORD DATE.  In case:

16.1 the Company shall take a record of the holders of its Shares (or other securities at the time receivable upon the exercise of this Option), for the purpose of entitling them to receive any distribution, or any right to subscribe for or purchase any Shares of any class or any other securities or to receive any other right;

16.2 of any Acquisition or Substitute Transaction; or

16.3 of any voluntary dissolution, liquidation or winding-up of the Company; or

16.4 of any redemption or conversion of all outstanding Shares;

then, and in each such case, the Company will mail or cause to be delivered to the Registered Holder of this Option a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such distribution or right, or (ii) the date on which such Acquisition, Substitution Transaction,, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Shares or (such securities as at the time are receivable upon the exercise of this Option), shall be entitled to exchange their Shares (or such other securities), for securities or other property deliverable upon such Acquisition, Substitution Transaction, dissolution, liquidation or winding-up.  The Company shall use all reasonable efforts to ensure such notice shall be delivered at least fifteen (15) days prior to the date therein specified.

17. SEVERABILITY.  If any term, provision, covenant or restriction of this Option is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Option shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18. COUNTERPARTS.  For the convenience of the parties, any number of counterparts of this Option may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

19. NO INCONSISTENT AGREEMENTS.  The Company will not on or after the date of this Option enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holder of this Option or otherwise conflicts with the provisions hereof.  The rights granted to the Holder hereunder do not in any way conflict with and are not inconsistent with the rights granted to holders of the Company’s securities under any other agreements, except rights that have been waived.

20. SATURDAYS, SUNDAYS AND HOLIDAYS.  If the Expiration Date falls on a Saturday, Sunday or legal holiday, the Expiration Date shall automatically be extended until 5:00 p.m. the next business day.

21. ENTIRE AGREEMENT.  This Option contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Option, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Option are hereby merged herein.

IN WITNESS WHEREOF, the parties hereto have executed this Option as of the Effective Date.

HOLDER	ATHERONOVA INC.

/s/ Mark Selawski	By:	/s/ Thomas Gardner
Mark Selawski		Thomas Gardner, President

SIGNATURE PAGE TO OPTION TO PURCHASE SHARES

EXHIBIT A

NOTICE OF EXERCISE

(To be executed upon exercise of Option)

AtheroNova Inc.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Option for, and to purchase thereunder, the securities of AtheroNova Inc., as provided for therein, and (check the applicable box):

☐	tenders herewith payment of the exercise price in full in the form of cash or a certified or official bank check in same-day funds in the amount of $____________ for _________ such securities.

☐	Elects the [Net Issue Exercise][Easy Sale Exercise] option pursuant to Section 2.4 or 2.5 of the Option, and accordingly requests delivery of a net of ______________ of such securities.

Please issue a certificate or certificates for such securities in the name of, and pay any cash for any fractional Share to (please print name, address and social security number):

Name:
Address:
Signature:
SSN:

Note:  The above signature should correspond exactly with the name on the first page of this Option Certificate or with the name of the assignee appearing in the assignment form below.

If said number of Shares shall not be all the Shares purchasable under the within Option, a new Option is to be issued in the name of said undersigned for the balance remaining of the Shares purchasable thereunder rounded up to the next higher whole number of Shares.